PROSPECTUS SUPPLEMENT

 (TO PROSPECTUS DATED JUNE 18, 1997)



                4,000,000 TRUST CONVERTIBLE PREFERRED SECURITIES

                            MCKESSON FINANCING TRUST

                    5% TRUST CONVERTIBLE PREFERRED SECURITIES

           (LIQUIDATION AMOUNT $50 PER CONVERTIBLE PREFERRED SECURITY)

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,

                              MCKESSON CORPORATION





      This Prospectus Supplement supplements and amends the Prospectus dated

 June 18, 1997 (the "Prospectus") relating to the 5% Trust Convertible

 Preferred Securities (the "Convertible Preferred Securities"), which represent preferred undivided beneficial interests in the assets of

 McKesson Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.01 per share, of McKesson Corporation, a Delaware corporation ("McKesson"),

 issuable upon conversion of the Convertible Preferred Securities.



      On October 29, 1997, McKesson's board declared a two-for-one split of its common stock to be effected in the form of a stock dividend distributable January 2, 1998 to stockholders of record on December 1,

 1997.



      McKesson and AmeriSource Health Corporation ("AmeriSource"), a leading

 U.S. wholesale distributor of pharmaceutical and related health care products and services, have signed a definitive merger agreement providing for McKesson to acquire AmeriSource.  On March 9, 1998, the U.S. Federal

 Trade Commission (the "FTC") filed a complaint in the United States

 District Court for the District of Columbia seeking a preliminary injunction to halt the merger; a pre-trial hearing on the matter has been set for May 11, 1998.  On March 18, 1998, McKesson and AmeriSource each announced that they will oppose the FTC's motion for preliminary injunction.  There can be no assurance that McKesson and AmeriSource will prevail in their opposition to the FTC's request for a preliminary injunction, that the merger will be completed, or that it will be completed as contemplated or what the results of the merger might be.



      Under the terms of the merger agreement, stockholders of AmeriSource would receive a fixed exchange ratio of 0.71 shares of McKesson common stock for each share of AmeriSource common stock.  McKesson would issue approximately 17.4 million new shares of common stock in the merger, and would assume the long-term debt of AmeriSource which was approximately

 $781.0 million at December 31, 1997.  The merger of the two companies has been structured as a tax-free transaction and would be accounted for as a pooling of interests.  The combined company would operate under the

 McKesson name and would be headquartered in San Francisco.



      Upon completion of the merger, R. David Yost, currently president and chief executive officer of AmeriSource, would become group president of the

 AmeriSource Services Group and a McKesson corporate vice president.  Also upon completion of the merger, McKesson's board of directors would be expanded from nine to twelve members, which would include Yost and another two directors from the current AmeriSource board.



      The table on pages 56 through 58 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the

 Prospectus) and the respective amounts of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended), is hereby amended by the deletion of items 4 and 15 of that table and the substitution therefor of the following:









                              Convertible Preferred                              Convertible Preferred
                                Securities Owned             Number of             Securities Owned

                                Prior to Offering       Convertible Preferred       After Offering
    "Selling Holder            Number        Percent    Securities Offered        Number       Percent


 4.   New York Life Insurance
       Company                  130,000       3.25%     30,000
                  100,000       2.50%



 15.  New York Life Insurance
        & Annuity Corporation    20,000       0.50%
 20,000                        0       0.00%




   The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities

 Act of 1933, as amended, with respect to offers and sales of the

 Convertible Preferred Securities and McKesson Common Stock issuable upon conversion of the Convertible Preferred Securities.  All references in the

 Prospectus to "this Prospectus" are hereby amended to read "this Prospectus

 (as supplemented and amended)".



 PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE

 CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION

 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY

 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



 The date of this Prospectus Supplement is March 26, 1998.